PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED SEPTEMBER 8, 2000                REGISTRATION NO. 333-38782

                                  $720,000,000

                       VITESSE SEMICONDUCTOR CORPORATION
               4.00% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005
                       AND THE COMMON STOCK ISSUABLE UPON
                          CONVERSION OF THE DEBENTURES


     This prospectus supplement relates to the resale by the selling securityholders of 4.00% convertible subordinated debentures due 2005 of Vitesse Semiconductor Corporation and the common stock issuable upon conversion of the debentures.

     This prospectus supplement should be read in conjunction with the prospectus dated September 8, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

Name                            Principal amount of      Percentage of        Number of shares        Percentage of
                                debentures               debentures           of common stock         common stock
                                beneficially owned       outstanding          that may be sold        outstanding (2)
                                that may be sold                              hereby (1)
                                hereby
Goldman Sachs and
Company (3)                     586,000                  **                   5,223                   **
Putnam Convertible
Income- Growth Trust            2,800,000                **                   24,958                  **
Putnam Convertible
Opportunities and Income
Trust                           143,000                  **                   1,275                   **
Putnam Asset Allocation
Funds- Balanced Portfolio       427,000                  **                   3,806                   **
Putnam Asset Allocation
Funds- Conservative
Portfolio                       261,000                  **                   2,326                   **
Museum of Fine Arts,
Boston                          58,000                   **                   517                     **
ProMutual                       212,000                  **                   1,890                   **
University of Rochester         54,000                   **                   481                     **
Parker-Hannifin
Corporation                     99,000                   **                   882                     **
Tribeca Investments LLC         5,000                    **                   45                      **


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


Name                            Principal amount of      Percentage of        Number of shares        Percentage of
                                debentures               debentures           of common stock         common stock
                                beneficially owned       outstanding          that may be sold        outstanding (2)
                                that may be sold                              hereby (1)
                                hereby
Banque de Gestion
Financiere                      510,000                  **                   4,546                   **
Value Line Convertible          1,000,000                **                   8,914                   **
Fund, Inc.

---------
**Less than 1%


(1) Assumes conversion of all of the holders's debentures at a conversion price of $112.1875 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Debentures-Conversion." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on Rule 13d-3 under the Exchange Act using 179,618,298 shares of common stock outstanding as of July 31, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

(3) Does not include an aggregate of 2,623 shares of Common stock that are not being registered for resale hereon.



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


                         ------------------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
                AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         ------------------------------

     The date of this Prospectus Supplement is December 15, 2000.



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